                                                                   EXHIBIT 99.3


UPDATE 1-Southern Peru sees 2004 output up 6.25 pct
    (Adds details)
    AREQUIPA, Peru, Sept 18 (Reuters) - Southern Peru Copper Corp. [SPC.LM] [PCU.N], one of the world's top 10 producers of the red metal, said on Thursday it expected output next year to rise to 850 million lbs, up 6.25 percent from a forecast of 800 million lbs this year.

    In an interview with Reuters at a mining convention, Southern Peru
President Oscar Gonzalez also forecast 2003 net income of around $100 million compared with $60.2 million in 2002.
    "This year, we are going to produce about 800 million pounds (of copper)and next year we are going to have around 850 million because we are going to produce 100,000 tonnes more of concentrates," Gonzalez said.
    "We could reach $100 million (in net income) or surpass that slightly," he added, talking of 2003 results.
    Southern Peru, owned by Grupo Mexico [GMEXICOB.MX], the world's No. 3 copper producer, also forecast that sales from molybdenum would reach about $50 million this year, nearly double last year's sales, due to higher market prices.
    Gonzalez added that when the modernization of the copper smelter in the port of Ilo was completed in 2007, Southern Peru would be able to increase its annual production by 25 million to 30 million lbs a year.
    Grupo Mexico owns 54.2 percent of Southern, Southern Cerro Trading Company has 14.2 percent, Phelps Dodge [PD.N] owns 14 percent with the remainder held by other shareholders.
((Reporting by Mary Powers, editing by Gary Crosse; Reuters Messaging: mary.powers.reuters.com@reuters.net; email: lima.newsroom@reuters.com;
+511-221-2134))